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                                                                     EXHIBIT 8.1
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                         [ALSTON & BIRD LLP LETTERHEAD]



Philip C. Cook     Direct Dial: 404-881-7491 E-mail: pcook@alston.com


                             May 26, 1998


Union Planters Corporation
7130 Goodlett Farms Parkway
Memphis, Tennessee

           Re: PROPOSED AGREEMENT AND PLAN OF MERGER INVOLVING UNION PLANTERS
               CORPORATION, AND UNION PLANTERS HOLDING CORPORATION

Ladies and Gentlemen:

           We have served as counsel to Union Planters Corporation ("UPC") in connection with the proposed reorganization of UPC and Magna Group, Inc. ("Magna") pursuant to the Agreement and Plan of Merger dated as of February 22, 1998 (the "Agreement") which provides for the merger of Magna with and into Union Planters Holding Corporation ("UPHC"), a wholly-owned, direct subsidiary of UPC (the "Merger"). In our capacity as counsel to UPC, our opinion has been requested with respect to certain of the federal income tax consequences of the Merger.

           In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and court decisional authority. In addition, we have relied upon certain assumptions as more fully described below. All terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Code.

                        INFORMATION RELIED UPON

           In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

           (1) The Agreement;


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Union Planters Corporation
May 26, 1998
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           (2) The Registration Statement on Form S-4 filed by UPC with the
Securities and Exchange Commission under the Securities Act of 1933, on April 7, 1998, as amended, and the Joint Proxy Statement/Prospectus for the special meeting of shareholders of UPC and the annual meeting of the shareholders of Magna; and

           (3) Such additional documents as we have considered relevant.


           In our examination of the documents, we have assumed with your consent that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, that all statements set forth in such documents are accurate, that the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Joint Proxy Statement/Prospectus.



           We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of Magna and UPC and through certificates (the "Certificates") provided by the management of Magna and the management of UPC and attached hereto as Exhibits A and B.


           You have advised us that the Boards of Directors of Magna and UPC believe that, among other things, the Merger will result in a company with expanded opportunities for profitable growth and that the combined resources and capital of Magna and UPC will provide an enhanced ability to compete in the changing and competitive financial services industry.

                               OPINIONS

      Based on the representations contained in the Certificates, the foregoing assumptions and subject to the assumptions and qualifications set forth in the Joint Proxy Statement/Prospectus under the heading "Description of the Transaction--Certain Federal Income Tax Consequences of the Merger", we are of the opinion that under presently applicable federal income tax law:

      1. The Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code.

      2. No gain or loss will be recognized by holders of Magna Common Stock who exchange all of their Magna Common Stock solely for UPC Common Stock pursuant to the Merger (except with respect to any cash received in lieu of a fractional share interest in UPC Common Stock).


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Union Planters Corporation
May 26, 1998
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      3. The tax basis of the UPC Common Stock received by holders of Magna
Common Stock who exchange all of their Magna Common Stock solely for UPC Common Stock in the Merger will be the same as the tax basis of the Magna Common Stock surrendered in exchange for the UPC Common Stock (reduced by an amount allocable to a fractional share interest in UPC Common Stock for which cash is received).

      4. The holding period of the UPC Common Stock received by holders who exchange all of their Magna Common Stock solely for UPC Common Stock in the Merger will be the same as the holding period of the Magna Common Stock surrendered in exchange therefor, provided that such Magna Common Stock is held as a capital asset at the Effective Time.

         The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out in the Certificates, which we have assumed are true on the date hereof and will be true on the date on which the Merger is consummated. Our opinions cannot be relied upon if any of the facts pertinent to the Federal income tax treatment of the Merger stated in such documents or in such additional information is, or later becomes, inaccurate, or if any of the statements set out in the Certificates are, or later become, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger, including for example any issues related to intercompany transactions, accounting methods, or changes in accounting methods resulting from the Merger.




         We hereby consent to the use of this opinion and to the references made to the firm under the captions "Summary--The Merger", "Description of the Transaction--Certain Federal Income Tax Consequences of the Merger" and "Opinions" in the Joint Proxy Statement/Prospectus constituting part of the Registration Statement on Form S-4 of UPC.

                                                        Very truly yours,

                                                        ALSTON & BIRD


                                                        By:/s/ Philip C. Cook
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                                                           Philip C. Cook